Offer by

Each of

PIMCO HIGH INCOME FUND

PIMCO CORPORATE & INCOME STRATEGY FUND

(each, a “Fund”)

To Purchase

Up to 100% of Its Outstanding Preferred Shares

(PIMCO High Income Fund: Auction-Rate Preferred Shares Series M, Series T, Series W, Series TH and Series F)

(PIMCO Corporate & Income Strategy Fund: Auction-Rate Preferred Shares Series M, Series T, Series W, Series TH and Series F)

EACH FUND’S OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 20, 2015, UNLESS THE OFFER IS EXTENDED.

Each Fund’s Offer (as defined herein) is not conditioned on any minimum number of shares being tendered but is subject to certain other conditions as outlined in this Offer and in the related letter of transmittal.

If a Fund’s Offer is completed, the Fund will purchase Preferred Shares at a price equal to 83%, with respect to PIMCO High Income Fund (“PHK”), and 82.5% with respect to PIMCO Corporate & Income Strategy Fund (“PCN”), of the liquidation preference of $25,000 per share (or $20,750 per share for PHK and $20,625 per share for PCN) in cash, plus any unpaid dividends accrued through November 20, 2015, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in the Offer to Purchase, dated October 16, 2015 (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended from time to time, with respect to each Fund, constitutes such Fund’s “Offer” and, collectively, the “Offers”), if properly tendered and not withdrawn prior to the Expiration Date (as defined herein).

Neither Fund, nor the Funds’ Boards of Trustees (each, a “Board”) nor Pacific Investment Management Company LLC, the investment manager for each of the Funds (the “Investment Manager” or “PIMCO”), makes any recommendation as to whether to tender or not to tender Preferred Shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer and in the Letter of Transmittal, and, if given or made, such information or representations may not be relied upon as having been authorized by the Boards or the officers of the Funds or the Investment Manager. The Funds have been advised that no Trustee or executive officer of any Fund intends to tender any Preferred Shares pursuant to the Offer.

You may direct questions and requests for assistance to Deutsche Bank Trust Company Americas (“Deutsche Bank”), the tender agent for the Offer (the “Tender Agent”), at its address and telephone number set forth on the back cover of this Offer. Shareholders may obtain additional copies of this Offer, the Letter of Transmittal, the notice of guaranteed delivery, the notice of withdrawal or any other tender materials from the Tender Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents. If you do not wish to tender your Preferred Shares, you need not take any action.

IMPORTANT PROCEDURES

If you want to tender all or a portion of your Preferred Shares of a Fund, you must do one of the following before the Fund’s Offer expires:

•	If your Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Preferred Shares for you; or

•	Deliver your Preferred Shares pursuant to the procedures for book-entry transfers set forth in Section 3 of this Offer to Purchase prior to the Expiration Date of the Fund’s Offer.

If you want to tender your Preferred Shares of a Fund and your Preferred Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer on a timely basis, you may tender such Preferred Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase. A Fund may reject any tender not fully in compliance with these procedures.

To tender your Preferred Shares of a Fund, you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

THIS OFFER TO PURCHASE AND EACH FUND’S RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

October 16, 2015

SUMMARY TERM SHEET

SECURITIES SOUGHT:	Up to 100% of the Preferred Shares of each Fund

PRICE OFFERED PER SHARE FOR PIMCO HIGH INCOME FUND:	83% of the liquidation preference of $25,000 per share (or $20,750 per share) in cash, plus any unpaid dividends accrued through November 20, 2015, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer.
PRICE OFFERED PER SHARE FOR PIMCO CORPORATE & INCOME STRATEGY FUND:	82.5% of the liquidation preference of $25,000 per share (or $20,625 per share) in cash, plus any unpaid dividends accrued through November 20, 2015, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer.

SCHEDULED EXPIRATION DATE:	November 20, 2015

PURCHASER:	Each of: PIMCO High Income Fund PIMCO Corporate & Income Strategy Fund These are issuer tender offers.

The following are some of the questions that you, as a Preferred Shareholder (as defined herein), may have and answers to those questions. You should carefully read this Offer to Purchase (the “Offer to Purchase”) and each Fund’s related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended from time to time, with respect to each Fund constitutes such Fund’s “Offer” and, collectively the “Offers”) in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer.

WHO IS OFFERING TO BUY MY PREFERRED SHARES?

These are issuer tender offers. Each Fund is offering to purchase Preferred Shares it previously issued. Each Fund is a Massachusetts business trust.

HOW MUCH IS EACH FUND OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

Each Fund is offering to purchase up to 100% of its outstanding Preferred Shares, at a price per share equal to 83%, with respect to PIMCO High Income Fund (“PHK”), and 82.5%, with respect to PIMCO Corporate & Income Strategy Fund (“PCN”), of the liquidation preference of $25,000 per share (or $20,750 per share for PHK and $20,625 per share for PCN) in cash, plus any unpaid dividends accrued through November 20, 2015, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest.

When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the liquidation preference of the Preferred Shares. Under each Fund’s Bylaws, holders of a Fund’s Preferred Shares would receive the full liquidation preference of the Preferred Shares in certain limited circumstances — i.e., in the event of the liquidation of the Fund or a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain asset coverage requirements. Under current market conditions, PIMCO believes the likelihood of a Fund liquidating or being required to redeem Preferred Shares under the terms of its Bylaws is remote.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you tender your Preferred Shares in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own Preferred Shares through a broker or other nominee holder, and your broker or other nominee holder tenders your Preferred Shares on your behalf, your broker or other nominee holder may charge you a fee for doing so. You should consult your broker or other nominee holder to determine whether any charges will apply.

WHEN WILL THE TENDER OFFER EXPIRE AND MAY THE OFFER BE EXTENDED?

Each Fund’s Offer will expire at 5:00 p.m., New York City time, on November 20, 2015, unless extended. The Offer period may be extended by a Fund issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after the Offer otherwise would have expired. An extension of the Offer by one Fund has no impact on the expiration time of the other Fund’s Offer.

If you hold your Preferred Shares directly, you have until the expiration of the Offer to tender your Preferred Shares in the Offer. If you cannot deliver everything required to make a valid tender to the Tender Agent, the depositary for the Offer (the “Depositary”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of this Offer to Purchase.

If your Preferred Shares are registered in the name of your broker or other nominee holder, you may need to tender your Preferred Shares in an Offer before 5:00 p.m., New York City time, on November 20, 2015, in order to allow such Nominee Holder time to tender your Preferred Shares. You should consult your broker or other nominee holder to determine if there is an earlier deadline by which you must inform such nominee holder of any decision to tender your Preferred Shares and provide to such nominee holder any other required materials.

IS THERE A LIMIT ON THE NUMBER OF PREFERRED SHARES I MAY TENDER?

No, each Fund is offering to purchase up to 100% of its outstanding Preferred Shares.

DOES EACH FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Assuming PHK purchases 100% of its outstanding Preferred Shares at 83% of the liquidation preference of $25,000 per share (or $20,750 per share) and PCN purchases 100% of its outstanding Preferred Shares at 82.5% of the liquidation preference of $25,000 per share (or $20,625 per share), the total cost, not including fees and expenses incurred in connection with each Offer, will be approximately $242,360,000 for PHK and $139,425,000 for PCN, plus for each Fund any unpaid dividends accrued through the Expiration Date (as defined herein). Although each Fund may use cash on hand and may sell securities in the Fund’s investment portfolio to pay the purchase price for Preferred Shares tendered, a Fund may also use additional forms of leverage, including through the use of reverse repurchase agreements, to finance some or all of the costs of its Offer. There are no financing conditions to the Offer. See Section 8 of this Offer to Purchase.

HOW DO I TENDER MY PREFERRED SHARES IN AN OFFER?

To tender Preferred Shares in an Offer, you must deliver the Preferred Shares to the Tender Agent not later than the Expiration Date (as defined below). If your Preferred Shares are held in street name by your broker or other nominee holder, such nominee can tender your Preferred Shares through The Depository Trust Company. See Section 3 of this Offer to Purchase, which describes procedures for tendering your Preferred Shares.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED PREFERRED SHARES?

If accepted for payment, each Fund will pay for all validly tendered and not withdrawn Preferred Shares promptly after 5:00 p.m. New York City time, on November 20, 2015, or such later date to which the Offer is extended (the “Expiration Date”). Each Fund will pay for your validly tendered and not withdrawn Preferred Shares in United States dollars by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Preferred Shares will be made only after timely receipt by the Depositary of the Preferred Shares, confirmation of a book-entry transfer of such Preferred Shares, and any other required documents as described in Section 3 of this Offer to Purchase.

HOW DO I WITHDRAW TENDERED PREFERRED SHARES IN AN OFFER?

You can withdraw tendered Preferred Shares at any time until the applicable Offer has expired and, if a Fund has not agreed to accept your Preferred Shares for payment by 5:00 p.m. New York City time on December 14, 2015, you can withdraw them at any time after such time until the Fund accepts Preferred Shares for payment. See Section 4 of this Offer to Purchase.

To withdraw tendered Preferred Shares, you must deliver a written notice of withdrawal (a form of which can be provided upon request from the Tender Agent for the Offer), with the required information to the Depositary, while you have the right to withdraw the tendered Preferred Shares. If your Preferred Shares are registered in the name of your broker or other nominee holder, contact that nominee holder to withdraw your tendered Preferred Shares. You may need to allow such nominee holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other nominee holder to determine if there is an earlier deadline by which you must inform such nominee holder of any decision to withdraw your tendered Preferred Shares.

Withdrawals of tenders of Preferred Shares may not be rescinded, and any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn Preferred Shares may be retendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Date. See Section 4 of this Offer to Purchase.

WHAT ARE THE TAX CONSEQUENCES OF TENDERING PREFERRED SHARES?

Generally, the receipt of cash in connection with tendering Preferred Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, the sale of your Preferred Shares for cash generally will be treated either as (1) a sale or exchange of the Preferred Shares, or (2) a distribution with respect to the Preferred Shares that is potentially taxable as a dividend. See Section 6 of this Offer to Purchase.

WHAT IS THE PURPOSE OF EACH OFFER?

Since mid-February of 2008, the periodic auctions for auction-rate securities like the Preferred Shares have not attracted sufficient clearing bids for there to be a successful auction. The Funds believe that such auctions are unlikely to be successful in the future. The Funds also believe that no well-established secondary market exists outside the auctions for auction-rate securities and therefore the Preferred Shares are generally illiquid. Pacific Investment Management Company LLC, each Fund’s investment manager (the “Investment Manager” or “PIMCO”), regularly examines leverage alternatives for each Fund and presents related information to the Fund’s Board for the Board’s consideration as part of its ongoing investment responsibilities. Based on PIMCO’s economic and interest rate outlook, PIMCO’s concerns about the rollover and refinancing risks inherent in alternative forms of leverage as a result of the non-permanent terms of such alternative forms of leverage coupled with continued global deleveraging and increased bank regulation, PIMCO’s examination of the costs, terms, asset coverage requirements and covenants, as applicable, associated with the leverage alternatives available in the marketplace and PIMCO’s view on the viability of conducting a tender offer at an adequately discounted price, PIMCO has consistently advised that maintaining the outstanding Preferred Shares and related leverage has been in the best interests of each Fund under then-current market conditions. These various factors may vary over time and the decision regarding the best form of financing for a fund is a fund-specific decision based on the particular dynamics of the fund’s financing profile and other market factors. For these and related reasons, PIMCO has to date advised against redeeming Preferred Shares of the Funds at their full liquidation preference or pursuant to tender offers that are not at what PIMCO views to be an adequately discounted price to the Preferred Shares’ liquidation preference. As such, based on the reasons set forth above and related reasons, and taking into account the prices at which successful tender offers with broad participation for preferred shares have generally been conducted by other closed-end funds in the industry and the costs to the Funds of conducting tender offers which may not attract adequate Preferred Share participation, PIMCO has until recently taken the view that viable tender offers for the Funds’ Preferred Shares could not be conducted at adequately discounted prices so as to be in the best interests of the Funds and their shareholders.

Citigroup Global Markets Inc. and Citicorp Funding, Inc. (collectively, “Citigroup”) are substantial beneficial holders of each Fund’s Preferred Shares. PIMCO has engaged in ongoing discussions with representatives from Citigroup regarding the Preferred Shares, including the possibility that the Funds could conduct tender offers for some or all of the outstanding Preferred Shares at prices below the full liquidation preferences of the Preferred Shares. As part of the ongoing discussions between PIMCO and Citigroup, and based on PIMCO’s analysis of current market conditions, PIMCO’s interest rate and market outlook and the costs and terms of leverage alternatives available to the Funds in the marketplace, PIMCO determined that a tender price at 83% and 82.5% of the liquidation preference of PHK’s and PCN’s Preferred Shares, respectively, represents a fair value to the Funds’ common shareholders and provides a number of benefits to the Funds and the Funds’ shareholders, including, among other things, an economic benefit to common shareholders and liquidity to Preferred Shareholders.

The Funds and PIMCO (the “Fund Parties”) have entered into an agreement with Citigroup pursuant to which the Fund Parties agreed to conduct the Offers in accordance with the terms set forth herein and Citigroup agreed to tender 100% of their Preferred Shares. See Sections 9 and 11 of this Offer to Purchase for additional information. With Citigroup’s commitment to tender 100% of its Preferred Shares, and taking into account that Citigroup owns approximately 60.1% of PHK’s Preferred Shares and 62.9% of PCN’s Preferred Shares, PIMCO is of the view that the Offers will be viable and will provide a benefit to the common shareholders at this minimum level of possible participation, taking into account the costs associated with conducting the Offers and other factors.

Following PIMCO’s recommendation regarding the tender prices, as discussed above, the Boards met on October 8, 2015 to consider the Offer and, based on the information provided to the Boards and PIMCO’s analysis, approved the Offers for each Fund.

Please bear in mind that neither the Funds, nor the Boards, nor the Investment Manager has made any recommendations as to whether you should tender your Preferred Shares. Preferred Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender.

ARE THERE ANY CONDITIONS TO EACH OFFER?

Each Offer is subject to certain conditions as described in Section 13 of this Offer to Purchase.

IS THE CLOSING OF ONE FUND’S OFFER CONTINGENT ON THE CLOSING OF THE OTHER FUND’S OFFER?

No. The conditions to each Fund’s Offer are only applicable to such Fund’s Offer. The failure to close one Fund’s Offer because a condition is not satisfied or waived has no bearing on the other Fund’s Offer.

IF I DECIDE NOT TO TENDER MY PREFERRED SHARES IN AN OFFER, HOW WILL THE OFFER AFFECT MY PREFERRED SHARES?

If you decide not to tender your Preferred Shares, you will still own the same number of Preferred Shares, and the terms of the Preferred Shares will remain the same. The Preferred Shares are not listed on any securities exchange and there is no well-established secondary market for the Preferred Shares. Since mid-February of 2008, the weekly auctions for the Preferred Shares have not attracted sufficient clearing bids for there to be a successful auction. As a result, holders desiring to sell their Preferred Shares have been, and in the future may be, unable to do so and, even if they can sell their Preferred Shares, may be forced to sell outside of the auction process at a substantial discount to the liquidation preference of the Preferred Shares. If you do not tender your Preferred Shares, neither Fund can assure you that you will be able to sell your Preferred Shares in the future; you may be forced to hold the Preferred Shares indefinitely or you may have to sell your Preferred Shares at a significant discount to their liquidation preference of $25,000 per share. See Section 8 of this Offer to Purchase.

Each Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after its Offer, including a redemption of such Preferred Shares. No Fund, however, currently intends to redeem any Preferred Shares that remain outstanding after its Offer expires.

HOW WILL I BE NOTIFIED IF AN OFFER IS EXTENDED?

If a Fund decides to extend its Offer, the Fund will inform the Tender Agent of that fact and will make an announcement of the extension not later than 9:00 a.m. on the next business day after the day on which the applicable Offer was scheduled to expire. See Section 2 of this Offer to Purchase.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT AN OFFER?

If you own Preferred Shares through a broker or other nominee holder, you can call your broker or other nominee holder. You can also contact Deutsche Bank Trust Company Americas, the Tender Agent, at (877) 843-9767, Monday through Friday, 9 a.m. to 5 p.m., Eastern time, or at DB.Reorg@db.com.

Dear Preferred Shareholder:

INTRODUCTION

PIMCO High Income Fund (“PHK”) and PIMCO Corporate & Income Strategy Fund (“PCN”), each a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, each hereby offers to purchase up to 100% of such Fund’s outstanding preferred shares of beneficial interest, $.00001 par value, and liquidation preference of $25,000 per share, designated Auction-Rate Preferred Shares (with respect to each Fund, the “Preferred Shares”) as follows, upon the terms and subject to the conditions set forth in this Offer to Purchase and in each Fund’s related Letter of Transmittal (which together, with respect to each Fund, constitutes such Fund’s “Offer” and, collectively, the “Offers”):

Fund	Preferred Shares

PIMCO High Income Fund (PHK)	Series M Series T Series W Series TH Series F

PIMCO Corporate & Income Strategy Fund (PCN)	Series M Series T Series W Series TH Series F

The price to be paid for the Preferred Shares is an amount to the seller, equating to 83%, with respect to PHK, and 82.5%, with respect to PCN, of the liquidation preference of $25,000 per share (or $20,750 per share for PHK and $20,625 per share for PCN) in cash, plus any unpaid dividends accrued through the Expiration Date (as defined herein), less any applicable withholding taxes and without interest (each a “Per Share Amount”). Each Offer is subject to the terms and conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

Each Fund’s Offer is open to all holders of Preferred Shares of such Fund (with respect to each Fund, “Preferred Shareholders”) and are not conditioned upon there being a minimum number of Preferred Shares validly tendered and not withdrawn prior to the expiration of such Fund’s Offer, but is subject to other conditions as outlined in this Offer to Puchase. See Section 13 “Conditions to the Offer” of this Offer to Purchase.

Neither of the Funds, their Boards nor the Investment Manager makes any recommendation as to whether you should tender or not tender Preferred Shares in the Offers. No person has been authorized to give any information or to make any representations in connection with the Offers other than those contained in this Offer to Purchase and in the related Letter of Transmittal, and if given or made, such information or representations should not be relied upon as having been authorized by the Funds, their Boards or the Investment Manager. We have been advised that no Trustee or executive officer of either Fund intends to tender any Preferred Shares pursuant to the Offers.

You will not be obligated to pay brokerage fees or commissions in order to tender your Preferred Shares. However, if you own Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. Each Fund will pay all charges and expenses of Deutsche Bank Trust Company Americas (“Deutsche Bank”), the tender agent (the “Tender Agent”), whereby the Tender Agent will fulfill the roll of information agent and depositary (in such capacity, the “Depositary”), incurred in connection with such Fund’s Offer. See Section 14 “Fees and Expenses.” The receipt of cash for Preferred Shares purchased by a

Fund pursuant to an Offer generally will be a taxable transaction for federal income tax purposes, and you will be responsible for any tax liabilities you incur as a result of participating in the Offer. In addition, if you fail to complete, sign and return to the Tender Agent a Form W-9 (or a substitute form) (or in the case of certain non-U.S. Preferred Shareholders, an appropriate IRS Form W-8 or substitute form), you may be subject to backup withholding on the gross proceeds payable to you pursuant to an Offer, and certain non-U.S. Preferred Shareholders may be subject to U.S. federal income tax withholding on gross proceeds payable to them pursuant to an Offer. See Section 6 “Certain Material U.S. Federal Income Tax Consequences.”

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your Preferred Shares, you need not take any action.

THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

Upon the terms and subject to the conditions set forth in this Offer, each Fund will accept for payment and pay for up to 100% of its outstanding Preferred Shares, validly tendered prior to 5:00 p.m. New York City time, on November 20, 2015, or such later date to which the Offer is extended (the “Expiration Date”), and not withdrawn as permitted by Section 4 of this Offer to Purchase. Each Fund reserves the right to extend its Offer to a later Expiration Date. The Offer period may be extended by a Fund issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after the Offer otherwise would have expired.

If a Fund makes a material change in the terms of its Offer or the information concerning its Offer, or if it waives a material condition of its Offer, such Fund will extend its Offer to the extent required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any such extension, all Preferred Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of any such tendering shareholder to withdraw his, her or its shares.

The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 83%, with respect to PHK, and 82.5% with respect to PCN, of the liquidation preference of $25,000 per share (or $20,750 per share for PHK and $20,625 per share for PCN), plus any unpaid dividends accrued through the Expiration Date, less any applicable withholding taxes and without interest. See Section 7 of this Offer to Purchase. Under no circumstances will interest be paid on the offer price for tendered Preferred Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Preferred Shares.

When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the liquidation preference of the Preferred Shares. Under each Fund’s Bylaws, holders of a Fund’s Preferred Shares would receive the full liquidation preference of the Preferred Shares in certain limited circumstances — i.e., in the event of the liquidation of the Fund or a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain asset coverage requirements. Under current market conditions, PIMCO believes the likelihood of a Fund liquidating or being required to redeem Preferred Shares under the terms of its Bylaws is remote.

Each Fund’s Offer is being made to all of such Fund’s Preferred Shareholders. Each Offer is subject to certain conditions as described in Section 13. Neither Fund’s Offer is contingent on the consummation of the other Fund’s Offer.

Subject to the terms and conditions of its Offer, each Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of its Offer. The amount of any stock or share transfer taxes imposed in respect of Preferred Shares tendered in connection with the Offer, including, without limitation, such taxes imposed for a reason other than the sale or transfer of Preferred Shares to the Fund pursuant to its Offer, whether such taxes are imposed on the registered holder(s), any other person to whom shares are to be returned or the purchase price is to be paid, or otherwise, including any such taxes due in respect of (a) shares tendered but not purchased, including such shares that are to be returned in the name of a person other than the registered holder(s), or (b) shares the purchase price for which is paid to a person other than the registered holder(s), will be for the Preferred Shareholder’s account and will not be borne by the Fund. Preferred Shareholders should consult their own tax advisors concerning the tax consequences of participating in the Offers in light of their particular situations.

As of the date of these Offers, there were 11,680 Preferred Shares outstanding for PHK and 6,760 Preferred Shares outstanding for PCN. As of the date of these Offers, the Trustees and executive officers of each Fund did not beneficially own any Preferred Shares.

2. EXTENSION OF TENDER PERIOD, TERMINATION; AMENDMENT

Each Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which its Offer is pending by making a public announcement thereof. During any such extension, all Preferred Shares previously tendered and not purchased or withdrawn will remain subject to the applicable Offer. Each Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to amend its Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which a Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If a Fund materially changes the terms of its Offer or the information concerning its Offer, or if it waives a material condition of its Offer, that Fund will extend its Offer to the extent required by rules promulgated under the Exchange Act. These rules require that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) a Fund increases or decreases the price to be paid for Preferred Shares, or the Fund decreases the number of Preferred Shares being sought and (ii) its Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, its Offer will be extended at least until the expiration of such period of ten business days.

3. PROCEDURES FOR TENDERING PREFERRED SHARES

To tender Preferred Shares pursuant to an Offer, either (i) you must comply with The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) procedures in which the Depositary must receive delivery of such Preferred Shares pursuant to the procedures for book-entry transfer described below (and a timely confirmation of such delivery into its account at The Depository Trust Company through ATOP along with an Agent’s Message (as defined below)) by the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with.

Preferred Shareholders whose Preferred Shares are registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Preferred Shares. Such Preferred Shareholders may need to inform their brokers or other Nominee Holders of any decision to tender Preferred Shares, and deliver any required materials, before 5:00 p.m., New York City time, on the Expiration Date. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Preferred Shares and to deliver any required materials to them in order to tender your Preferred Shares.

Participants in the ATOP program must electronically transmit their acceptance of the exchange by causing The Depository Trust Company to transfer the Preferred Shares to the Depositary in accordance with ATOP procedures for transfer. The Depository Trust Company will then send an Agent’s Message to the Depositary.

Book-Entry Delivery. The Depositary will make a request to establish an account with respect to the Preferred Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of each Offer promptly after the date of such Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Preferred Shares may be effected through book-entry transfer, an Agent’s Message (as defined below) and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that (1) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in its ATOP that is tendering the Preferred Shares that are the subject of such book-entry confirmation, (2) the participant has received, and agrees to be bound by, the terms of the Offers and (3) a Fund may enforce such agreement against such participant. Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering participant that the representations described in the applicable Offer are true and correct.

Guaranteed Delivery. If you wish to tender Preferred Shares pursuant to the Offer of a Fund and cannot deliver such Preferred Shares and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Preferred Shares if all of the following conditions are met:

(i) for Preferred Shares held in street name, such tender is made by or through an Eligible Institution (a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each of the foregoing, an “Eligible Institution”);

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

(iii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal and, for Preferred Shares held in street name, confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, are received by the Depositary within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Preferred Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

U.S. Federal Tax Withholding. Under U.S. federal income tax law, the gross proceeds otherwise payable to an individual or certain non-corporate Preferred Shareholders pursuant to an Offer may be subject to a 28% backup withholding tax unless the Preferred Shareholder provides the information described in Section 6 of this Offer to Purchase. In addition, under certain circumstances, a withholding rate of 30% (or a lower applicable treaty rate) may be applied to the gross payments payable to a Non-U.S. Preferred Shareholder, as described in Section 6 of this Offer to Purchase.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Each Fund will determine, in its sole discretion, all questions as to the number of Preferred Shares to be accepted, and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Preferred Shares. Each Fund’s determination will be final and binding on all parties. Each Fund reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which it determines may be unlawful. Each Fund also reserves the absolute right to waive any of the conditions of its Offer and any defect or irregularity in the tender of any particular Preferred Shares or any particular Preferred Shareholder. No tender of Preferred Shares of a Fund will be deemed to be properly made until all defects or irregularities have been cured by the tendering Preferred Shareholder or waived by the Fund. Neither of the Funds, the Tender Agent, or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. A Fund’s interpretation of the terms of and conditions to its Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering Preferred Shares to a Fund, you agree to accept all decisions that Fund makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of Preferred Shares of a Fund under any of the procedures described above will constitute your acceptance of the terms and conditions of the Fund’s Offer, as well as your representation and warranty to such Fund that:

•	you have the full power and authority to tender, sell, assign and transfer the Preferred Shares tendered, as specified in the Letter of Transmittal or otherwise.

Each Fund’s acceptance for payment of Preferred Shares tendered under the Fund’s Offer will constitute a binding agreement between you and that Fund with respect to such Preferred Shares, upon the terms and conditions of its Offer described in this and related documents.

By making the book-entry transfer of Preferred Shares as described above, subject to, and effective upon, acceptance for payment of the Preferred Shares tendered in accordance with the terms and subject to the conditions of a Fund’s Offer, in consideration of the acceptance for payment of such Preferred Shares in accordance with the terms of the Offer, the tendering Preferred Shareholder shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Preferred Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Preferred Shareholder, of the purchase price; (b) present such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Preferred Shareholder with respect to such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Preferred Shareholder (and, if given, will not be effective).

By making the book-entry transfer of Preferred Shares as described above, and in accordance with the terms and conditions of a Fund’s Offer, the tendering Preferred Shareholder also shall be deemed to represent and warrant that: (a) the tendering Preferred Shareholder has full power and authority to tender, sell, assign and transfer the tendered Preferred Shares (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Preferred Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Preferred Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Preferred Shares (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); and (d) the tendering Preferred Shareholder has read the Offer Documents and agreed to all of the terms of the Fund’s Offer.

4. WITHDRAWAL RIGHTS

Preferred Shares tendered pursuant to a Fund’s Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and unless already accepted for payment pursuant to the Offer, at any time after 5:00 p.m., New York City time on December 14, 2015. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares. After the Expiration Date, Preferred Shares may not be withdrawn except as otherwise provided in this section.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of a Fund’s Offer and must specify the name of the person having tendered the Preferred Shares to be withdrawn, the number of Preferred Shares to be withdrawn and the name of the registered holder of the Preferred Shares to be withdrawn, if different from the name of the person who tendered the Preferred Shares. If the Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Preferred Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Shares. In addition, such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares. Withdrawals may not be rescinded, and any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn Preferred Shares may be retendered by again following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by a Fund in its sole discretion, which determination will be final and binding. Neither of the Funds, the Tender Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing Preferred Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions of its Offer, each Fund will accept for payment, and will pay cash for, Preferred Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with Section 4 of this Offer to Purchase, promptly after the Expiration Date of such Fund’s Offer. Each Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Preferred Shares, in order to comply, in whole or in part with any applicable law.

For purposes of its Offer, each Fund will be deemed to have accepted for payment Preferred Shares validly tendered and not withdrawn as, if and when it gives or causes to be given oral or written notice to the Depositary of its acceptance for payment such Preferred Shares pursuant to the Offer. Payment for Preferred Shares accepted for payment pursuant to a Fund’s Offer will be made by deposit of the aggregate purchase price therefore with the Depositary, which will act as agent for the tendering Preferred Shareholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Preferred Shareholders. In all cases, payment for Preferred Shares accepted for payment pursuant to an Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed Agent’s Message and any other required documents. Accordingly, payment may be made to tendering Preferred Shareholders at different times if delivery of the Preferred Shares and other required documents occurs at different times. For a description of the procedure for tendering Preferred Shares pursuant to an Offer, see Section 3 of this Offer to Purchase. Under no circumstances will interest on the purchase price for Preferred Shares be paid, regardless of any delay in making such payment. Although neither Fund has any current intention to do so, if a Fund increases the consideration to be paid for Preferred Shares pursuant to its Offer, that Fund will pay such increased consideration for all Preferred Shares purchased pursuant to its Offer.

If any tendered Preferred Shares are not accepted for payment pursuant to the terms and conditions of a Fund’s Offer for any reason, or are not accepted because of an invalid tender, such unpurchased or untendered Preferred Shares will be returned via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you, or to other persons at your discretion, as promptly as practicable following the expiration or termination of that Offer.

The purchase price of the Preferred Shares will equal 83%, with respect to PHK, and 82.5%, with respect to PCN, of the liquidation preference of $25,000 per share net to the seller in cash (or $20,750 per share for PHK and $20,625 per share for PCN), plus any unpaid dividends accrued through the Expiration Date, less any applicable withholding taxes and without interest. If you own Preferred Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

6. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary of certain U.S. federal income tax consequences of the sale of Preferred Shares pursuant to an Offer by a Fund is for general information purposes only. Unless otherwise noted, this discussion deals only with shares held as capital assets and does not deal with special situations or particular types of Preferred Shareholders subject to special treatment under U.S. federal income tax laws (including financial institutions or dealers in securities or commodities, regulated investment companies, traders in securities that elect to mark their holdings to market, insurance companies, Preferred Shareholders subject to the federal alternative minimum tax, or Preferred Shareholders whose functional currency is not the U.S. dollar). This discussion is not tax advice and does not address all aspects of taxation (including other federal (non-income) taxes, state, local, or foreign taxes, estate taxes, or the Medicare tax on unearned income) that may be relevant to particular Preferred Shareholders in light of their own investment or tax circumstances. Furthermore, this discussion assumes that no Preferred Shareholder actually or, pursuant to certain constructive ownership rules in Section 318 of the Internal Revenue Code of 1986, as amended (the “Code”), constructively holds common shares or other shares of beneficial interest in the relevant Fund. A Preferred Shareholder who actually or constructively holds common shares or other shares of beneficial interest in the relevant Fund may have different tax considerations and consequences from those described below and should consult its tax advisor about the special tax considerations and consequences that may apply or arise.

The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

Preferred Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offers in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, a “U.S. Preferred Shareholder” means a Preferred Shareholder that is (i) a citizen or resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes), partnership or other entity created or organized in or under the laws of the U.S., any State or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of the income, or (iv) a trust if it (x) is subject to the supervision of a court within the U.S. and one or more U.S. persons has the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Preferred Shareholder” is a Preferred Shareholder that is not a U.S. Preferred Shareholder.

A sale of Preferred Shares of a Fund for cash in an Offer generally will be a taxable transaction for U.S. federal income tax purposes. Depending on a Preferred Shareholder’s particular circumstances, the sale of Preferred Shares pursuant to a Fund’s Offer generally will be treated either (i) as a “sale or exchange” producing gain or loss or (ii) as the receipt of a distribution from the Fund that is potentially taxable to the Preferred Shareholder as a dividend. For the avoidance of doubt, any taxes imposed on or in respect of a Preferred Shareholder in connection with its sale of Preferred Shares pursuant to a Fund’s Offer, including any applicable share transfer taxes, as discussed in Section 1 above, and any applicable withholding taxes, as discussed below, will be for the Preferred Shareholder’s account and will not be borne by the Fund.

Under Section 302(b) of the Code, a sale of Preferred Shares of a Fund pursuant to an Offer generally will be treated as a sale or exchange of those Preferred Shares if the receipt of cash by the shareholder: (a) results in a complete termination of the Preferred Shareholder’s interest in the Fund, (b) results in a “substantially disproportionate” redemption with respect to the Preferred Shareholder, or (c) is “not essentially equivalent to a dividend” with respect to the Preferred Shareholder. Generally, for this purpose a “substantially disproportionate” redemption is one that reduces the Preferred Shareholder’s percentage voting interest in the Fund by more than 20% and after which the Preferred Shareholder owns a less-than-50% voting interest in the Fund. Also, generally, for this purpose, a redemption is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of a Preferred Shareholder’s percentage interest in the Fund. Whether a reduction is “meaningful” depends on a Preferred Shareholder’s particular facts and circumstances; in general, the smaller a Preferred Shareholder’s percentage interest in a Fund, the more likely that any such reduction therein will be treated as “meaningful.”

In determining whether any of these tests has been met, Preferred Shares of a Fund actually owned, as well as Preferred Shares of the Fund considered to be owned by the Preferred Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Further, contemporaneous dispositions or acquisitions of the Fund’s stock by a Preferred Shareholder or a related party may be deemed to be part of a single integrated transaction for purposes of determining whether any of the three tests have been satisfied. Preferred Shareholders participating in an Offer should consult with their tax advisers regarding the applicability of one or more of these tests to their particular situations.

If any of these three tests for sale or exchange treatment under Section 302(b) is met, a Preferred Shareholder will recognize gain or loss equal to the difference between (i) the price paid by a Fund for the Preferred Shares purchased in its Offer, minus any amounts treated as a dividend, as explained below, and (ii) the Preferred Shareholder’s adjusted basis in such Preferred Shares. If the Preferred Shareholder holds such Preferred Shares as a capital asset, the gain or loss will be capital gain or loss, which generally will be long-term capital gain if the Preferred Shareholder has owned such Preferred Shares (or is deemed to have owned such Preferred Shares) for more than one year, and otherwise as short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

To the extent that a Preferred Shareholder receives, as part of its gross proceeds on the tender of its Preferred Shares of a Fund, accumulated and unpaid dividends, the portion of the gross proceeds representing such dividend amounts generally will be treated as either ordinary income dividends, or capital gain dividends in the hands of the Preferred Shareholder, as reported by the Fund, to the extent such dividends have been previously declared by the Fund. The tax treatment of each such type of dividend for Preferred Shareholders is explained in the next paragraph.

If, in the case of a Preferred Shareholder’s sale of Preferred Shares pursuant to a Fund’s Offer, the requirements of Section 302(b) of the Code for sale or exchange treatment are not met, amounts received by a Preferred Shareholder in exchange for its Preferred Shares pursuant to the Offer will be taxable to the Preferred Shareholder as a dividend to the extent of such Preferred Shareholder’s allocable share of the Fund’s current and/or accumulated earnings and profits. In this case, a Preferred Shareholder will not be permitted to recognize any loss in connection with its sale of its Preferred Shares pursuant to the Offer. Any such dividend will constitute either an ordinary income dividend or capital gain dividend. An ordinary income dividend is generally taxable at ordinary income tax rates, and a dividend properly reported as a capital gain dividend is generally taxable at long-term capital gain rates. No portion of any amount a Preferred Shareholder receives from a Fund in connection with its Offer that is treated as an ordinary income dividend is expected to qualify for the corporate dividends-received deduction (for corporate Preferred Shareholders) or as “qualified dividend income” (for certain non-corporate Preferred Shareholders). To the extent that amounts received in connection with a Fund’s Offer exceed a Preferred Shareholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, those excess amounts will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Preferred Shareholder’s Preferred Shares, and any amounts in excess of the Preferred Shareholder’s adjusted basis in its Preferred Shares will constitute taxable gain. Any remaining adjusted basis in the Preferred Shares tendered to a Fund (after reduction by the non-taxable return of capital amount) will be transferred to any remaining Preferred Shares of such Fund held by such Preferred Shareholder following the Fund’s Offer. In addition, in the case of a corporate Preferred Shareholder, if the requirements of Section 302(b) of the Code are not met and the Preferred Shareholder is treated as receiving a dividend from the Fund, in certain cases the dividend could constitute an “extraordinary dividend” under Section 1059 of the Code, potentially resulting in special basis adjustments for any remaining Preferred Shares of such Fund held by such Preferred Shareholder following the Fund’s Offer and the recognition of gain. Corporate Preferred Shareholders should consult their tax advisers for the possible applicability of this special rule to them.

In the event that a tendering Preferred Shareholder is deemed to receive a dividend as a result of tendering its Preferred Shares of a Fund, it is possible that shareholders of the Fund whose percentage ownership of the Fund increases as a result of the tender will be deemed to receive a constructive distribution from the Fund, whether or not such shareholders tender Preferred Shares in connection with the Fund’s Offer. Such constructive distribution will be treated as a dividend to the extent of a Fund’s current or accumulated earnings and profits.

Backup Federal Income Tax Withholding. Backup withholding tax of 28% may be imposed on the gross proceeds paid to a tendering U.S. Preferred Shareholder unless the U.S. Preferred Shareholder provides to the applicable withholding agent, generally on an IRS Form W-9 or substitute form its taxpayer identification number (employer identification number or social security number), certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. In order for a Non-U.S. Preferred Shareholder to qualify as an exempt recipient not subject to backup withholding, such Non-U.S. Preferred Shareholder must certify as to their non-U.S. status to the applicable withholding agent, generally on an IRS Form W-8 or substitute form. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service. Tendering Preferred Shareholders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder about the requirements.

Withholding for Non-U.S. Preferred Shareholders. In certain circumstances, a U.S. federal income tax equal to 30% (or a lower applicable treaty rate) may be withheld from the gross payments payable to a Non-U.S. Preferred Shareholder or his or her agent. In order to obtain a reduced rate of withholding pursuant to a tax treaty, in general, a Non-U.S. Preferred Shareholder generally must deliver to the applicable withholding agent before the payment a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or substitute form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offers are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Preferred Shareholder must deliver to the applicable withholding agent a properly completed and executed IRS Form W-8ECI or substitute form. If this withholding tax is applied, but no or fewer income taxes are due (e.g., because the gross proceeds constitute “sale or exchange” proceeds under Section 302(b), as described above) a Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Preferred Shareholders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder, regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

7. PRICE RANGE OF PREFERRED SHARES; DIVIDENDS

The Preferred Shares are not listed and do not trade on any securities exchange. Although the Preferred Shares may be purchased and sold through privately-negotiated transactions, no well-established secondary market for the Preferred Shares exists today and no public trading market for the Preferred Shares has been established outside the auction process. Accordingly, no reliable price history is available. In addition, since mid-February of 2008, the weekly auctions for the Preferred Shares have failed.

The terms of each Offer provide that Preferred Shareholders tendering Preferred Shares are entitled to receive all dividends accrued on the Preferred Shares on or before the Expiration Date, but not yet paid. Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Preferred Shares. The amount and frequency of dividends in the future will be set at auction according to the terms of the Preferred Shares or, if an auction fails, at the maximum rate described below or as otherwise provided pursuant to the terms of the Preferred Shares.

8. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER

If 100% of the outstanding Preferred Shares are purchased pursuant to a Fund’s Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with each Offer, will be approximately $242,360,000 for PHK and $139,425,000 for PCN, plus for each Fund any unpaid dividends accrued through the Expiration Date.

Although each Fund may use cash on hand and may sell securities in the Fund’s investment portfolio to pay the purchase price for Preferred Shares tendered, a Fund may also use additional forms of leverage, including through reverse repurchase agreements, to finance the costs of its Offer. There are no financing conditions to the Offers.

Purchase Price in each Offer is Less than Liquidation Preference. The Per Share Amount reflects a 83% and 82.5% discount to the liquidation preference of $25,000 per share of Preferred Shares for PHK and PCN, respectively. Under each Fund’s Bylaws, holders of a Fund’s Preferred Shares would receive the full liquidation preference of the Preferred Shares in certain limited circumstances—i.e., in the event of the liquidation of the Fund or a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain asset coverage requirements. Under current market conditions, PIMCO believes the likelihood of a Fund liquidating or being required to redeem Preferred Shares under the terms of its Bylaws is remote. Each Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after its Offer, including a redemption of such Preferred Shares. Neither Fund, however, currently intends to redeem any Preferred Shares that remain outstanding after its Offer expires.

Effect on Net Asset Value of Common Shares. Preferred Shareholders should note that each Offer is expected to result in accretion to the net asset value of the common shares of beneficial interest of each Fund (“Common Shares”) following its Offer, due to the fact that the tender price would represent a 83% and 82.5% discount to the liquidation preference of the Preferred Shares for PHK and PCN, respectively. The price to be paid in each Offer represents a discount to the liquidation preference of $25,000 for each Preferred Share, which is the amount a Preferred Shareholder would receive, after payment of a Fund’s liabilities, in the event of a liquidation of the Fund (to the extent assets are available) or in the event of a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain asset coverage requirements.

A Fund is required by law to pay for tendered Preferred Shares it accepts for payment promptly after the Expiration Date of its Offer. Because each Fund will not know the number of Preferred Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Preferred Shares. If on, or prior to, the Expiration Date a Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Preferred Shares tendered, it may extend its Offer to allow additional time to raise sufficient cash.

Lack of Market for Preferred Shares. The actual number of Preferred Shares outstanding subsequent to completion of an Offer will depend on the number of Preferred Shares tendered and purchased in the Offer. Any Preferred Shares not tendered pursuant to an Offer will remain issued and outstanding until repurchased or redeemed by a Fund. As noted above, under each Fund’s Bylaws, holders of a Fund’s Preferred Shares would receive the full liquidation preference of the Preferred Shares in certain limited circumstances—i.e., in the event of the liquidation of the Fund or a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain asset coverage requirements. Under current market conditions, PIMCO believes the likelihood of a Fund liquidating or being required to redeem Preferred Shares under the terms of its Bylaws is remote. As described below, there have not been sufficient clearing bids in auctions since mid-February of 2008 to effect transfers of the Preferred Shares and there can be no assurance that there will be future liquidity for the Preferred Shares. PIMCO regularly examines leverage alternatives for each Fund and presents related information to the Fund’s Board for the Board’s consideration as part of its ongoing investment responsibilities. In examining such alternatives, PIMCO considers its economic and interest rate outlook, the rollover and refinancing risks inherent in alternative forms of leverage as a result of the non-permanent terms of such alternative forms of leverage coupled with continued global deleveraging and increased bank regulation, the costs, terms, asset coverage requirements and covenants, as applicable, associated with the leverage alternatives available in the marketplace and the viability of conducting a tender offer at an adequately discounted price. In considering any recommendation by PIMCO and making any decision as to whether to effect a redemption of any of a Fund’s Preferred Shares remaining outstanding following the consummation of its Offer, each Fund will take into account what is in the best interests of the Fund’s shareholders and the particular facts and circumstances that may then exist, which may include some or all of the factors noted in the immediately preceding sentence and any other factors as the Fund deems relevant.

The Preferred Shares a Fund acquires pursuant to its Offer will be canceled and returned to the status of authorized but unissued shares and will be available for the Fund to issue without further action by the shareholders of the Fund (except as required by applicable law or the rules of the NYSE or any other securities exchanges on which the common shares may then be listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business.

Tax Consequences of Purchase to Preferred Shareholders. Each Fund’s purchase of tendered Preferred Shares pursuant to its Offer will have tax consequences for tendering Preferred Shareholders and may have tax consequences for non-tendering Preferred Shareholders. See Section  6 “Certain Material U.S. Federal Income Tax Consequences” of the Offer to Purchase.

9. PURPOSE OF THE OFFERS

Each Fund issued the Preferred Shares for purposes of adding leverage to its portfolio for investment purposes. Through the use of leverage, each Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the common shareholders by earning a rate of portfolio return (which includes the return related to investment made with the proceeds from leverage) that exceeds the leverage cost, typically over the long term.

Under market conditions as they existed prior to mid-February of 2008, distribution rates on the Preferred Shares for each weekly rate period generally were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy Preferred Shares, and holders of Preferred Shares, who sought to sell their Preferred Shares. Since mid-February 2008, holders of the Preferred Shares have been directly impacted by lack of liquidity, which has similarly affected holders of similar auction rate preferred securities issued by many of the nation’s closed-end funds. Since then, regularly scheduled auctions for the Preferred Shares have consistently “failed” because of insufficient demand (bids to buy shares) to meet the supply (shares offered for sale) at each auction. In a failed auction, Preferred Shareholders cannot sell all, and may not be able to sell any, of their Preferred Shares tendered for sale. While repeated auction failures have affected the liquidity for the Preferred Shares, the failure of the auctions does not constitute a default or automatically alter the credit quality of the Preferred Shares, and Preferred Shareholders have continued to receive dividends at the defined “maximum rate”, which is currently calculated as the applicable Federal Reserve 7-day “AA” Financial Composite Commercial Paper Rate (based on a dividend period of fewer than 184 days) multiplied by 160%, with respect to PHK, and 150%, with respect to PCN (such maximum rate is a function of short-term interest rates and typically higher than the rate that would have otherwise been set through a successful auction).

As discussed above, since mid-February of 2008, the periodic auctions for auction-rate securities like the Preferred Shares have not attracted sufficient clearing bids for there to be a successful auction. The Funds believe that such auctions are unlikely to be successful in the future. The Funds also believe that no well-established secondary market exists outside the auctions for auction-rate securities and therefore the Preferred Shares are generally illiquid. PIMCO regularly examines leverage alternatives for each Fund and presents related information to the Funds’ Boards for the Boards’ consideration as part of its ongoing investment responsibilities. Based on PIMCO’s economic and interest rate outlook, PIMCO’s concerns about the rollover and refinancing risks inherent in alternative forms of leverage as a result of the non-permanent terms of such alternative forms of leverage coupled with continued global deleveraging and increased bank regulation, PIMCO’s examination of the costs, terms, asset coverage requirements and covenants, as applicable, associated with the leverage alternatives available in the marketplace and PIMCO’s view on the viability of conducting a tender offer at an adequately discounted price, PIMCO has consistently advised that maintaining the outstanding Preferred Shares and related leverage has been in the best interests of each Fund under then-current market conditions. These various factors may vary over time and the decision regarding the best form of financing for a fund is a fund-specific decision based on the particular dynamics of the fund’s financing profile and other market factors. For these and related reasons, PIMCO has to date advised against redeeming Preferred Shares of the Funds at their full liquidation preference or pursuant to tender offers that are not at what PIMCO views to be an adequately discounted price to the Preferred Shares’ liquidation preference. As such, based on the reasons set forth above and related reasons, and taking into account the prices at which successful tender offers with broad participation for preferred shares have generally been conducted by other closed-end funds in the industry and the costs to the Funds of conducting tender offers which do not attract adequate Preferred Share participation, PIMCO has until recently taken the view that viable tender offers for the Funds’ Preferred Shares could not be conducted at adequately discounted prices so as to be in the best interests of the Funds and their shareholders.

Citigroup Global Markets Inc. and Citicorp Funding, Inc. (collectively, “Citigroup”) are substantial beneficial holders of each Fund’s Preferred Shares. PIMCO has engaged in ongoing discussions with representatives from Citigroup regarding the Preferred Shares, including the possibility that the Funds could conduct tender offers for some or all of the outstanding Preferred Shares at prices below the full liquidation preferences of the Preferred Shares. As part of the ongoing discussions between PIMCO and Citigroup, and based on PIMCO’s analysis of current market conditions, PIMCO’s interest rate and market outlook and the costs and terms of leverage alternatives available to the Funds in the marketplace, PIMCO determined that a tender price at 83% and 82.5% of the liquidation preference of PHK’s and PCN’s Preferred Shares, respectively, represents a fair value to the Funds’ common shareholders and provides a number of benefits to the Funds and the Funds’ shareholders, including, among other things, an economic benefit to common shareholders and liquidity to Preferred Shareholders.

The Funds and PIMCO (the “Fund Parties”) have entered into an agreement (the “Agreement”) with Citigroup pursuant to which the Fund Parties agreed to conduct the Offers in accordance with the terms set forth herein and Citigroup agreed to tender 100% of their Preferred Shares. See Section 11 of this Offer to Purchase for additional information. With Citigroup’s commitment to tender 100% of its Preferred Shares, and taking into account that Citigroup owns approximately 60.1% of PHK’s Preferred Shares and 62.9% of PCN’s Preferred Shares, PIMCO is of the view that the Offers will be viable and will provide a benefit to the common shareholders at this minimum level of possible participation, taking into account the costs associated with conducting the Offers and other factors.

Following PIMCO’s recommendation regarding the tender price, as discussed above, the Board met on October 8, 2015 to consider the Offers and, based on the information provided to the Board and PIMCO’s analysis, approved each Fund’s Offer.

Please bear in mind that neither the Funds, nor the Funds’ Boards, nor the Investment Manager has made any recommendations as to whether you should tender your Preferred Shares. Preferred Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender.

10. INFORMATION CONCERNING THE FUNDS

Each Fund is a closed-end management investment company organized as a Massachusetts business trust, whose principal executive offices are located at 1633 Broadway, New York, NY 10019, telephone: (844) 33-PIMCO or (844) 337-4626.

Available Information about the Funds. Each Fund is subject to the informational requirements of the 1940 Act, and in accordance therewith files annual reports, proxy statement and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. Each Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Trustees and executive officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. Each Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F. Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).

Agreements Involving the Funds. PIMCO acts as the investment manager for each Fund pursuant to an investment management agreement.

Each Fund also is a party to certain other service agreements. American Stock Transfer & Trust Company, LLC serves as each Fund’s transfer agent, registrar and dividend disbursing agent and shareholder servicing agent for the Funds’ common shares. Deutsche Bank serves as each Fund’s Tender Agent for its Preferred Shares and the Depositary for each Offer. State Street Bank and Trust Company serves as the custodian for each Fund.

11. INTEREST OF THE TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS

The business address of the Trustees and executive officers of each Fund is 1633 Broadway, New York, NY 10019. As of the date of this Offer to Purchase, the Trustees and executive officers of each Fund did not beneficially own any Preferred Shares.

Based on each Fund’s records and upon information provided to the Fund by its Trustees and executive officers, neither of the Funds, nor, to the best of each Fund’s knowledge, any of the Trustees or executive officers of either Fund, have effected any transactions in the Preferred Shares during the sixty-day period prior to the date hereof.

To the best of each Fund’s knowledge, none of the Fund’s executive officers, Trustees, or affiliates currently intends to tender Preferred Shares held of record or beneficially by such person, if any, for purchase pursuant to the Fund’s Offer.

Except as set forth in this Offer to Purchase (including the Agreement, as discussed below and in Section 9), to the best of each Fund’s knowledge, each Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s executive officers or Trustees, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities issued by the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

On October 14, 2015, the Fund Parties and Citigroup entered into the Agreement. Pursuant to the Agreement, the Fund Parties agreed to conduct the Offers, subject to the approval of each Fund’s Board (which has been obtained), and Citigroup agreed, with respect to each Fund, that if an Offer is conducted by the Fund, Citigroup shall tender one-hundred percent (100%) of its holdings in Preferred Shares of the Fund, such that Citigroup would have no holdings in the Fund’s Preferred Shares following completion of the Fund’s Offer.

Additionally, pursuant to the Agreement, the Fund Parties and Citigroup each agreed with respect to the other parties to (i) fully release and forever discharge such other parties of and from any and all claims, demands, debts, liens, obligations, fees and expenses, harm, injuries, liabilities, cause or causes of action, whether known or unknown, claimed or alleged, asserted or unasserted, either at law or in equity, whether statutory, in contract or in tort, of any kind or character which it has, or owns, or may now or in the future have or own for any claims arising out of or relating in any way to the negotiations of the Offers, the Offers or Citigroup’s acquisition of, transactions in, ownership of or holdings in a Fund’s Preferred Shares and (ii) each of the Fund Parties and Citigroup acknowledged and agreed that they will not now or in the future bring any claim, action, lawsuit, arbitration proceeding or other form of action against any of the other parties, directly or indirectly, arising out of or in any way connected with any claim or potential claim released under the Agreement, and that the Agreement is a bar to any such claim, action, lawsuit, proceeding or other form of action.

12. LEGAL MATTERS; REGULATORY APPROVALS

Except as described in this Offer, the Funds are not aware of any license or regulatory permit that appears to be material to the Funds’ businesses that might be adversely affected by the Funds’ acquisition of Preferred Shares as contemplated by the Offers or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Funds’ acquisition or ownership of Preferred Shares as contemplated by the Offers. Should any such approval or other action be required, the Funds currently contemplate that they will seek approval or such other action. The Funds cannot predict whether they may determine that they are required to delay the acceptance for payment of, or payment for, Preferred Shares tendered in response to the Offers, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. The Funds’ obligation to accept for payment and pay for shares under the offer is subject to various conditions. See Section 13 of this Offer to Purchase.

13. CONDITIONS FOR THE OFFERS

Notwithstanding any other provision of each Offer, it is the announced policy of each Board, which may be changed by the Trustees, and a condition to each Offer that a Fund cannot accept tenders or effect repurchases, unless otherwise determined by the Fund’s Board, if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s common shares from the NYSE; (b) impair the Fund’s eligibility for treatment as a regulated investment company under the Code (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a failure of the Fund to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) there shall be instituted or pending before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the tender offer; (b) challenges the acquisition by the Fund of Preferred Shares pursuant to the tender offer or the Board’s fulfillment of its fiduciary obligations in connection with the tender offer; (c) seeks to obtain any material amount of damages in connection with the tender offer; or (d) otherwise directly or indirectly materially adversely affects the tender offer or the Fund; or (3) there is any (a) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; or (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions.

In order to facilitate each Offer, if you own Preferred Shares through a broker or other Nominee Holder, when your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder will be required to provide the Depositary additional contact information for its Auction Department, or whoever at your broker or other Nominee Holder submits auction instructions for the Preferred Shares on its behalf. If your broker or other Nominee Holder is unable to provide this contact information, each Fund, in its sole discretion, may waive this requirement with respect to each Fund.

Each Fund reserves the right, at any time during the pendency of its Offer, to terminate, extend or amend its Offer in any respect. In the event any of the foregoing conditions are modified or waived in whole or in part at any time by a Fund, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend its Offer period as provided in Section 2 “Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of each Fund and may be asserted by a Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, on or before the Expiration Date, in its sole discretion. A Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by a Fund concerning the events described above will be final and binding on all parties.

14. FEES AND EXPENSES

Each Fund has retained Deutsche Bank as the Tender Agent. The Tender Agent may contact holders of Preferred Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offers to beneficial owners. The Tender Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

Neither Fund will pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Tender Agent) for soliciting tenders of Preferred Shares pursuant to its Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the applicable Fund(s) for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Funds or the Tender Agent for purposes of the Offers.

Each Fund will also bear any printing and mailing costs, SEC filing fees and legal fees associated with the Fund’s Offer.

15. MISCELLANEOUS

Each Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Preferred Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law.

In accordance with Rule 13e-4 under the Exchange Act, each Fund has filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to its Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the places and in the manner set forth in Section 10 of this Offer to Purchase.

The Funds have not authorized any person to make any recommendation on their behalf regarding whether you should tender or refrain from tendering your Preferred Shares in the Offer. The Funds have not authorized any person to provide any information or make any representation in connection with the Offers, other than those contained in this Offer to Purchase or in the related Letter of Transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by the Funds, the Boards, the officers of the Funds, the Investment Manager, the Funds’ transfer agent or the Tender Agent.

PIMCO High Income Fund

PIMCO Corporate & Income Strategy Fund

October 16, 2015

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each Fund shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary as follows:

DB Services Americas, Inc.

Attention: Reorg. Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the notice of guaranteed delivery may be directed to the Tender Agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

DB Services Americas, Inc.

Attention: Reorg. Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Should you have any questions about these Offers, please contact Deutsche Bank Trust Company Americas, at (877) 843-9767 Monday through Friday 9 a.m. to 5 p.m. Eastern time or at DB.Reorg@db.com.